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RETURN OF PREMIUM OR CONTRACT VALUE DEATH BENEFIT RIDER
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This Rider is attached to and made a part of this Contract as of the Contract
Date. Terms not defined in this Rider have the meaning given to them in the Contract. The "Death Benefit" section of the Contract is deleted and replaced with the following:

DEATH BENEFIT

SBL will pay a Death Benefit upon the death of the Owner prior to the Annuity Start Date while this Contract is in force. SBL will pay the Death Benefit proceeds to the Designated Beneficiary when due Proof of Death and instructions regarding payment are Received by SBL. Such proceeds will equal the amount of the Death Benefit reduced by any charge for premium taxes and/or other taxes, any pro rata Account Administration Charge and any Contract Debt.

RETURN OF PREMIUM DEATH BENEFIT. If the oldest Owner is age 80 or younger on the Contract Date, the Owner(s) may elect the Return of Premium Death Benefit Rider on the application. If this Rider is elected, the Death Benefit is equal to the greater of:

     (1)  The Owner's Return of Premium Death Benefit (as defined below); or
     (2) Contract Value as of the date due Proof of Death and instructions regarding payment are Received by SBL.

On the Contract Date, the Return of Premium Death Benefit ("RPDB") is equal to the initial Purchase Payment. Thereafter the RPDB is adjusted on any Valuation Date in which a Purchase Payment is applied and/or a Withdrawal is made. When a Purchase Payment is applied, the RPDB as last calculated is adjusted by adding an amount equal to the additional Purchase Payment, as follows: RPDB after Purchase Payment = RPDB before Purchase Payment + additional Purchase Payment. When a Withdrawal is made, the RPDB is reduced by an amount equal to the RPDB as last calculated multiplied by the ratio of the Withdrawal and any Withdrawal Charges to Contract Value immediately prior to the Withdrawal, as follows: RPDB after Withdrawal = RPDB before Withdrawal * [1 - Withdrawal Amount and any Withdrawal Charges / (Contract Value immediately prior to the Withdrawal)]. The RPDB is equal to the RPDB last calculated prior to the date of the Owner's death.

Notwithstanding the foregoing, if any Owner was age 81 or older on the Contract Date, or if due proof of death and instructions regarding payment are not Received by SBL within six months of the date of the Owner's death, the Death Benefit will be as described under (2) above without reference to (1) above.

CONTRACT VALUE DEATH BENEFIT. If the oldest Owner is age 81 or older on the Contract Date, or if the oldest Owner is age 80 or younger on the Contract Date and does not elect the Return of Premium Death Benefit Rider on the application, the Death Benefit is equal to Contract Value as of the date due Proof of Death and instructions regarding payment are Received by SBL.

CREDIT ENHANCEMENT RIDER. If the Owner has elected the Credit Enhancement Rider, the Company will reduce any death benefit based upon Contract Value by the amount of any Credit Enhancements applied during the 12 months preceding the date of the Owner's death. For the purpose of calculating the RPDB, Purchase Payments shall not include any Credit Enhancements paid under the Credit Enhancement Rider.

PROOF OF DEATH

Any of the following will serve as Proof of Death of the Owner:

     1.   Certified copy of the death certificate;
     2. Certified decree of a court of competent jurisdiction as to the finding of death;

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     3.   Written statement by a medical doctor who attended the deceased Owner;
          or
     4.   Any proof accepted by SBL.

DISTRIBUTION RULES

In the event of an Owner's death prior to the Annuity Start Date, the entire Death Benefit shall be paid within 5 years after the death of the Owner, except as provided below. In the event that the Beneficiary elects an Annuity Option, the length of time for payment of the benefit may be longer than 5 years if:

     1.   The Designated Beneficiary is a natural person;
     2. The Death Benefit is paid out under one of Annuity Options 1 through 4, 7 or 8;
     3. Payments are made over a period that does not exceed the life or life expectancy of the Beneficiary; and
     4.   Payments begin within one year of the death of the Owner.

If the deceased Owner's spouse is the sole Designated Beneficiary, the spouse shall become the sole Owner of the Contract. He or she may elect to:

     (1) Keep the Contract in force until the sooner of the spouse's death or the Annuity Start Date; or
     (2)  Receive the Death Benefit.

If any Owner dies on or after the Annuity Start Date, Annuity Payments shall continue to be paid at least as rapidly as under the method of payment being used as of the date of the Owner's death.

If the Owner is a Nonnatural Person, the distribution rules set forth above apply in the event of the death of, or change in, the Annuitant. This Contract is deemed to include any provision of Section 72(s) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision. This Contract is also deemed to include any other provision of the Code deemed necessary by SBL in its sole judgment, to qualify this Contract as an annuity. The application of the distribution rules will be made in accordance with Code section 72(s), or any successor provision, as interpreted by SBL in its sole judgment.

The foregoing distribution rules do not apply to a Contract, which is:

     (1)  Provided under a plan described in Code section 401(a) or 403(b);
     (2) An individual retirement annuity or provided under an individual retirement account or annuity; or
     (3)  Otherwise exempt from the Code section 72(s) distribution rules.

If the oldest Owner is age 80 or younger on the Contract Date and the Owner elects the Return of Premium Death Benefit Rider on the application, SBL will deduct a charge for this Rider as set forth in the Contract. SBL will not deduct the charge from Fixed Account Contract Value to the extent such charge exceeds the amount of Current Interest in excess of the Guaranteed Rate. The Owner may not add or delete this Rider after the Contract Date. If any Owner is age 81 or older on the Contract Date or the Owner does not elect the Return of Premium Death Benefit Rider on the application, there is no charge for this Rider.

SECURITY BENEFIT LIFE INSURANCE COMPANY

/s/ J. Michael Keefer
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[J. Michael Keefer]
Secretary